LOAN AGREEMENT

This agreement is made by and between Jim Rossi (JR) c/o PC Roomlink, 100 Coombs Road, Millville, NJ 08332 & Appel Transfer S.A. (G&A) a British Virgin islands Corporation, located at Omar Hodges Building, Wickhams Cay, Road Town, Tortula, British Virgin Islands.

The parties agree as follows:

1. G&A agrees to loan JR the sum of $1,800,000.00 (One Million Eight Hundred Thousand US Dollars for a period of 12 months at an annual interest rate of 7%. Interest will be calculated on the unpaid monthly balance.

2. This loan will commence on December 30, 1999 and end on December 29, 2000. Interest and principal will be due no later than December 29, 2000.

3. JR agrees to give G&A a lien against the shares which he owns in US WATS. JR agrees to give G&A collateral against this loan in the form a of a certificate for 1,010,000 shares of US WATS represented by certificate number 02617 Which is in the name of "Solar Investment Group LLC". JR agrees to provide this original certificate and a stock power endorsed to G&A relating to this certificate. The parties agree that this collateral will be held by G&A until the loan is repaid in full.
      JR agree that the share represented by this certificate are free for any lien or encumbrances and the share will remain free of liens and encumbrances during the term of this loan. JR warrants that he has the authority to use this certificate as collateral for this loan.

4. This agreement shall interpreted under the laws of the State of Delaware.


5. All notice to be delivered under this agreement will be considered delivered if sent via courier with signed receipt to the address above for JR and to the address listed below for G&A:

                                  Walt Anderson
                                  1023 31st Street, NW
                                  Washington, DC 20007
                                  Phone 202 467-1189

6. In the event that principal and interest is not paid back as of December 29, 2000, then penalties of 2% per month additional interest on the unpaid balance will charged for each month that the balance remains unpaid.

7. JR may not assign or transfer this obligation. G&A may assign this obligation by giving notice to JR in writing.

8. If any portion of this agreement is found to be unenforcable for any reason then all other parts of the agreement will still be binding on the parties.

Jim Rossi                                          Gold & Appel Transfer S.A.


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Signature                                          Signature


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Date                                               Date